EXHIBIT 27L1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 033-19421 on Form N-4 of our report dated April 17, 2026, relating to the financial statements and financial highlights of each of the Sub-Accounts of Variable Account D of Union Security Insurance Company, appearing in the N-VPFS, and to the reference to us under the heading “Experts” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

April 22, 2026